Contact:	Rodney Schutt Chief Executive Officer 818.880.6700 ext. 8618

UFOR IMMEDIATE RELEASE:
ASPYRA RECEIVES NOTICE FROM NYSE AMEX LLC

WESTLAKE VILLAGE, CALIFORNIA, September 30, 2009 - Aspyra, Inc. (AMEX: APY), a provider of clinical and diagnostic information systems for the healthcare industry, today reported it has received notice from NYSE Amex LLC (the “Exchange”) that the Company does not meet one of the Exchange’s continued listing standards as set forth in Part 10 of the NYSE Amex LLC Company Guide (the “Company Guide”).

The notice reports that Aspyra is not in compliance with Section 1003(a)(iv) of the Company Guide.  The Company was afforded the opportunity to submit a plan of compliance to the Exchange by October 26, 2009, addressing how it intends to regain compliance with Section 1003(a)(iv) of the Company Guide by March 24, 2010.

Rodney Schutt, CEO for Aspyra stated, “Based on the economic climate and similar compliance issues facing companies throughout the healthcare industry, we are aware of the regulatory compliance requirements, and for several months have been evaluating the cost versus benefit of remaining a publicly traded and reporting company.”

Aspyra is a global provider of Health Care Information Technology (HCIT) solutions and services to the healthcare industry. The Company specializes in Clinical Information Systems (CIS), Picture Archive Communication Systems (PACS) for hospitals, multi-specialty clinics, clinical laboratories, imaging departments and centers and orthopedic environments. Aspyra's highly scalable systems can be installed standalone or integrated to provide a single-vendor, enterprise-wide solution. For more information on Aspyra, visit HUwww.aspyra.comUH.

USafe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Aspyra’s markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement.  Such statements are based upon, among other things, assumptions made by, and information currently available to, management as of today the date of this press release, including management's own knowledge and assessment of the Company’s industry and competition.  Factors that could cause Aspyra’s actual results to differ materially from these forward-looking statements include among others: the competitive environment; unexpected technical and marketing difficulties inherent in major product development efforts; the potential need for changes in our long-term strategy in response to future developments; future advances in clinical information technology and procedures, as well as potential changes in government regulations and healthcare policies; and rapid technological change in the microelectronics and software industries.  The Company refers interested persons to its most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and its other SEC filings for a description of additional uncertainties and factors, which may affect forward-looking statements.  The Company assumes no duty to update its forward-looking statements.